UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2023

ROLLINS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4422	51-0068479
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2170 Piedmont Road, N.E., Atlanta, Georgia 30324

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (404) 888-2000

Not Applicable

(Former name of former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ROL	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 24, 2023, Rollins, Inc. (“Rollins”), a Delaware corporation, entered into a revolving credit agreement (the “Credit Agreement”) with, among others, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent (in such capacity, the “Administrative Agent”), which refinanced its existing credit facility.

The Credit Agreement provides for a $1.0 billion revolving credit facility (the “Credit Facility”), which may be denominated in U.S. Dollars and other currencies, including Euros, Australian Dollars, Canadian Dollars, New Zealand Dollars, Pounds Sterling and Japanese Yen, subject to a $400 million foreign currency sublimit. The Credit Facility also includes sub-facilities for the issuance of letters of credit of up to $150 million and swing line loans at the Administrative Agent’s discretion of up to $50 million. Certain subsidiaries of Rollins provide unsecured guarantees of the Credit Facility. Rollins has the ability to expand its borrowing availability under the Credit Agreement in the form of increased revolving commitments or one or more tranches of term loans by up to an additional $750 million, subject to the agreement of the participating lenders and certain other customary conditions.

The maturity date of the loans under the Credit Agreement is February 24, 2028.

Loans under the Credit Agreement bear interest, at Rollins’ election, at (i) for loans denominated in U.S. Dollars, (A) an alternate base rate (subject to a floor of 0.00%), which is the greatest of (x) the prime rate publicly announced from time to time by JPMorgan Chase, (y) the greater of the federal funds effective rate and the Federal Reserve Bank of New York overnight bank funding rate, plus 50 basis points, and (z) Adjusted Term SOFR for a one month interest period, plus a margin ranging from 0.00% to 0.50% per annum based on Rollins’ consolidated total net leverage ratio; or (B) the greater of term SOFR for the applicable interest period plus 10 basis points (“Adjusted Term SOFR”) and zero, plus a margin ranging from 1.00% to 1.50% per annum based on Rollins’ consolidated total net leverage ratio; and (ii) for loans denominated in other currencies, including Euros, Australian Dollars, Canadian Dollars, New Zealand Dollars, Pounds Sterling and Japanese Yen, such interest rates as set forth in the Credit Agreement.

Financial Covenants and Events of Default.

The Credit Agreement contains customary terms and conditions, including, without limitation, certain financial covenants including covenants restricting Rollins’ ability to incur certain indebtedness or liens, or to merge or consolidate with or sell substantially all of its assets to another entity. Further, the Credit Agreement contains a financial covenant restricting Rollins’ ability to permit the ratio of Rollins’ consolidated total net debt to EBITDA to exceed 3.50 to 1.00. Following certain acquisitions, Rollins may elect to increase the financial covenant level to 4.00 to 1.00 temporarily.

Borrowings

As of the date hereof, Rollins has borrowed $95 million under the Credit Facility, the proceeds of which were used primarily to cash collateralize undrawn letters of credit issued under the existing credit facility and, to a lesser degree, pay off outstanding amounts under the existing credit facility.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

ESG Amendment

The Credit Agreement contains provisions permitting a future environmental, social and governance (“ESG”) amendment, subject to certain terms and conditions contained therein, by which pricing may be adjusted pursuant to Rollins’ performance measured against certain sustainability-linked metrics.

Item 1.02. Termination of a Material Definitive Agreement.

The Credit Agreement replaces Rollins’ prior credit facility with, among others, Truist Bank as administrative agent, as described in Item 1.01 of Rollins’ Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 30, 2019 and February 2, 2022 and which descriptions are incorporated by reference in this Item 1.02, and which was terminated effective as at the closing of the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above, under Item 1.01, is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1

Credit Agreement, dated as of February 24, 2023, among Rollins, as borrower, certain other subsidiaries of Rollins from time to time party thereto as borrowers, each lender from time to time party thereto and JPMorgan Chase, N.A., as administrative agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Rollins, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROLLINS, INC.

Date: February 27, 2023	By:	/s/ Kenneth D. Krause
	Name:	Kenneth D. Krause
	Title:	Executive Vice President, Chief Financial Officer and Treasurer
(Principal Financial Officer)